Exhibit 16.1

June 3, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Primoris Services Corporation included under Item 4.01 of its Current Report on Form 8-K dated June 3, 2025, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP